Exhibit 99.1

Alamo Announces Initial Results from KYTX Completion Program

LONDON – July 21, 2011 – Alamo Energy Corp. (OTCBB:ALME) is pleased to provide an update to its well completion program from its KYTX Kentucky wells.

In line with development plans to increase revenue, Alamo has commenced completion of 25 new wells utilizing the company's in-house workover capability and specialist service companies.

With production from existing wells on the acreage averaging 300,000 cubic feet of natural gas per day the target was to double production from the 25 well program.

The first part of the program involved an initial 9 completions in 5 wellbores targeting the Devonian Shale and Big Lime formations. Following successful completions on the wells, 3 of the 5 wells have been flow tested with results considerably exceeding our expectations with results as follows:

Brown #1: 82,000 cubic feet per day; 105psi Shut-in casing pressure.
University of the Cumberlands #6: 135,000 cubic feet per day; 140psi Shut-in casing pressure.
University of the Cumberlands #7: 132,000 cubic feet per day; 172psi Shut-in casing pressure.
Total results: 349,000 cubic feet per day.

The 3 wells were shut in for 24 hours, shut-in pressure was recorded and the wells were opened to maximum flow for 12 hours through the digital wellhead meter. These 3 wells are now connected and producing into the KYTX pipeline system with the remaining 2 wells in the process of being cleaned up from the stimulation materials prior to being flow tested and put on production.

With these results, we believe the total production once all 25 wells are completed could exceed 2,000,000 cubic feet of natural gas per day.

As part of the Alamo’s growth strategy, the company has recently acquired 2,500 new acres located contiguous to the existing 4,040 acres and infrastructure, we believe the land-to-resource ratio enables 20-acre spacing, which will allow for up to 256 new wells. The pipeline infrastructure in place is able to accommodate increased production up to 9,000,000 cubic feet per day.

Allan Millmaker, Chief Executive Officer, commented: “We are extremely pleased with the production results from the first three wells and have begun planning the next phase in our program to complete further wells with large scale stimulation treatments to increase cash-flow from our assets in Kentucky”.

About KYTX Group of Companies.

The KYTX group of companies are wholly owned subsidiaries of Alamo Energy Corp and are located in Knox County, Kentucky in the Appalachian basin. The companies are KYTX Oil & Gas, KYTX Pipeline, and KYTX Drilling Company. Together, they contain 71 wells located on 6,540 acres, a 23-mile strategic pipeline network capable of handling up to 9,000,000 cubic feet of gas per day connected into the Delta system and one drilling rig, one service rig and associated well-servicing equipment.

About Alamo Energy Corp.

Headquartered in London, England and with operational offices in Knox County, Kentucky and Houston, Texas, Alamo Energy Corp. (OTCBB:ALME - News) is an independent company focused on the exploration, development and production of onshore oil and gas reserves in the United Kingdom and United States. The company's UK exploration program is focused on four blocks spread over 400 square kilometers in an onshore oil and gas province in South East England. Alamo's U.S. operations are focused on the development of assets in Texas, Kentucky, Tennessee and West Virginia. For more information visit www.alamoenergycorp.com

Forward-looking Statements:

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth and business strategy. Words such as “expects,” “will,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in the Company’s business; competitive factors in the market(s) in which the Company operates; risks associated with operations outside the United States; risks associated with oil and gas operations; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Cautionary Note to U.S. Investors - The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only reserves that comply with the definitions presented at Rule 4-10(a) of Regulation S-X. We use certain terms in this press release that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. Examples of such disclosures would be statements regarding “probable,” “possible,” or “recoverable” reserves among others. U.S. Investors are urged to consider closely the disclosure in our Form S-1, File No. 333-169609, available from us at 10497 Town & Country Way, Suite 820, Houston, Texas, 77024, United States of America.

Contact:
Alamo Energy Corp.
Philip Mann
+1 832-436-1832
ir@alamoenergycorp.com